                                                                   EXHIBIT 10.16

               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

      This Amended and Restated Executive Employment Agreement (this "AGREEMENT") is entered into effective as of July 21, 2004 (the "EFFECTIVE DATE") by and between WebSideStory, Inc. (the "COMPANY") and Jeff Lunsford (the "EXECUTIVE").

      This Agreement amends and restates that certain Executive Employment Agreement, dated as of April 1, 2003, between Executive and Company (the "ORIGINAL AGREEMENT").

      All share numbers set forth in this Agreement give effect to the 3.5-for-1 reverse stock split to be implemented by the Company in connection with its initial public offering ("IPO").

      1. Employment. Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment, upon the terms and conditions set forth herein.

      2. Duties.

            2.1 Position. Executive is employed as President, Chief Executive Officer and Chairman of Company's Board of Directors (the "BOARD") and shall have the duties and responsibilities assigned by the Board both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to him.

            2.2 Best Efforts/Full-time. Executive will expend his best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote his full business time and efforts to the performance of his assigned duties for Company, unless Executive notifies the Board in advance of his intent to engage in other paid work and receives the Board's express written consent to do so. Notwithstanding the foregoing, Executive may serve on up to two (2) boards of for-profit companies and one (1) board of a not-for-profit entity provided that Executive's service thereon does not impair Executive's ability to perform his duties under this Agreement.

      3. At-Will Employment Relationship. Executive's employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Executive or Company. In addition, subject to Executive's right to terminate his employment for Good Reason (as defined below) as set forth in Section 7.1, Company reserves the right to modify Executive's position or duties to meet business needs and to use discretion in deciding on appropriate discipline. No representative of Company, other than an authorized representative of the Board, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Board. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

      4. Compensation.

            4.1 Base Salary. As compensation for Executive's performance of his duties hereunder, Company shall pay to Executive a base salary of $310,500 per year, less applicable withholdings and deductions, in accordance with Company's normal payroll procedures (the "BASE SALARY").

            4.2 Performance Bonus. In addition to the Base Salary and conditioned upon Executive's continued employment with Company, Executive will be eligible to earn an annual

"PERFORMANCE BONUS" of up to $175,000 as determined by the Compensation Committee of the Board (the "COMPENSATION COMMITTEE") and based upon Executive's achievement of goals and objectives to be mutually agreed upon by Executive and the Compensation Committee. The Performance Bonus will be determined by the Compensation Committee and paid on an annual basis during the first quarter of each fiscal year.

            4.3 Equity Compensation. As further compensation for Executive's performance of his duties hereunder, Company agrees as follows:

                  (a) Company has granted to Executive a right to purchase up to 48 shares of Series D Convertible Redeemable Participating Preferred Stock (the "WARRANT SHARES") of Company, at an exercise price of $0.001 per share, pursuant to the terms and conditions of that certain Warrant to Purchase Series D Preferred Stock dated as of April 1, 2003 entered into between the parties (the "WARRANT").


                  (b) Executive has purchased 571,248 shares (the "COMMON SHARES") of Company's common stock (the "COMMON STOCK") of Company, at a purchase price of $0.001 per share (the "PURCHASE PRICE"), subject to the terms and conditions of that certain Common Stock Purchase Agreement dated as of April 1, 2003 entered into between the parties (the "PURCHASE AGREEMENT").



                  (c) Effective as of the date on which the registration statement on Form S-1 filed in connection with Company's IPO is declared effective, provided that such date occurs on or before December 31, 2004, Company will grant to Executive a stock option to purchase 285,714 shares of Company Common Stock, at a per share exercise price equal to the initial price to the public of a share of Common Stock (the "IPO OPTION"). Such options shall vest in forty-eight (48) equal monthly installments on the first day of each calendar month commencing on April 1, 2006, subject to Executive's continued employment by or service to Company on each such date. The IPO Option will be an incentive stock option to the extent permissible under the Internal Revenue Code of 1986, as amended. The IPO Option will be granted pursuant to, and subject to the terms and conditions of, Company's incentive award plan.


                  (d) Upon a Change of Control (as defined below), (i) Executive's right to purchase Warrant Shares shall accelerate with respect to one hundred percent (100%) of the Warrant Shares unvested on the effective date of such Change of Control, and (ii) Company's right to repurchase the Common Shares issued pursuant to the Purchase Agreement shall lapse with respect to seventy-five percent (75%) of such Common Shares unvested on the effective date of such Change of Control. In addition, in the event of a Change of Control on or after April 1, 2006, the vesting of the IPO Option shall accelerate with respect to seventy-five percent (75%) of the unvested portion thereof. For purposes hereof, a "CHANGE OF CONTROL" is defined as (A) a merger or consolidation of Company with or into another corporation or other entity (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by persons who are shareholders of the Corporation immediately prior to such event); (B) the sale or transfer of all or substantially all of the properties and assets of Company; (C) any purchase by any party (or group of affiliated parties) of shares of capital stock of Company (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of Company immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of Company; or (E) of any other change of control of fifty percent (50%) or more of the outstanding voting power of Company in a single transaction or series of related transactions, but

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for purposes of this subsection (E) excluding an underwritten public offering by
Company of shares of Common Stock or other securities.

            4.4 Change of Control Bonus. Subject to Executive's continued employment with Company, Executive shall be entitled to receive a "CHANGE OF CONTROL BONUS" equal to $500,000.00, less applicable withholdings and deductions, payable, in the form of consideration to be received in such Change of Control, within five (5) business days of the effective date of any Change of Control resulting in net proceeds (whether cash, stock or other property) to Company's stockholders having an aggregate Fair Market Value (as defined below) sufficient to cover all then existing liabilities and obligations of Company including, without limitation, the payment of this Change of Control Bonus. Notwithstanding the foregoing, the amount of the Change of Control Bonus shall be reduced on a dollar-for-dollar basis by the aggregate Fair Market Value of the Warrant Shares and the Common Shares issued pursuant to the Purchase Agreement (or the consideration to be received in exchange therefor) on the effective date of such Change of Control; provided, however, that the Change of Control Bonus shall cease to be payable at such time as Executive shall have received aggregate gross proceeds from the sale of the Warrant Shares, the Common Shares issued pursuant to the Purchase Agreement or any other shares of the Company's capital stock which may be issued or awarded to Executive by the Company (whether pursuant to the exercise of stock options or otherwise) equals $500,000. For purposes of this Agreement, "FAIR MARKET VALUE" means the value of a share of stock or other property as stated in the operative merger or other change of control transaction document, or if no such document exists or any such document is silent as to such, then as reasonably determined in good faith by the Board.

            4.5 Performance and Salary Review. The Compensation Committee will periodically review Executive's performance on no less than an annual basis. Executive's salary or other compensation, if any, may be increased by the Compensation Committee in its sole and absolute discretion but may not be decreased without Executive's written consent. Any changes to Executive's salary or other compensation will be reflected in an amendment to this Agreement.

            4.6 Withholdings and Taxes. All payments made by Company under this Agreement will be less all employment taxes, insurance payments and any other applicable withholdings and deductions in accordance with state and federal law.

      5. Benefits.

            5.1 Benefits Generally. Executive shall have the right, on the same basis as other employees of Company, to participate in and to receive the benefits of Company's employee benefit plans and vacation, holiday and business expense reimbursement policies, each as in effect from time to time.

            5.2 Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company's benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective, company-wide basis, at any time.

            5.3 Relocation Expenses. Company agrees to reimburse Executive up to a maximum of $30,000, for reasonable relocation expenses incurred in connection with his move to San Diego, California. Reasonable relocation expenses include costs incurred while searching for a new residence, moving and storage of household goods, relocation travel and attorney's fees. To obtain reimbursement, Executive agrees to furnish receipts documenting actual moving and relocation expenses incurred. All payments made to Executive for relocation expenses will be taxable as required by applicable law.

                                      -3-
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            5.4 Vacation. Executive shall be eligible to accrue at least three
(3) weeks of paid vacation per year. All other terms and conditions of Executive's vacation will be governed by Company policy.

      6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company including, without limitation, reasonable expenses incurred by Executive as he commutes from Atlanta, Georgia to San Diego, California prior to Executive's relocation to California. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

      7. Termination of Executive's Employment. Upon the termination (voluntarily or otherwise) of Executive's employment with Company, neither party shall have any continuing obligations or liabilities with respect to compensation, benefits, or severance except as set forth in this Section 7. In the event of any termination (voluntarily or otherwise) of Executive's employment, Executive shall be entitled to accrued and unpaid compensation and benefits through the date of termination.

            7.1 Termination Without Cause or for Good Reason/Severance. Although Executive's employment is at-will and either Executive or Company can terminate the employment relationship at any time, with or without cause or advance notice, in the event Company terminates Executive's employment without Cause (as defined below) or Executive terminates his employment for Good Reason (as defined below), Executive will receive the "SEVERANCE PACKAGE" described in subsection 7.1(a) below, provided that he complies with all of the conditions set forth in subsection 7.1(b) below:

                  (a) Severance Package. The Severance Package will consist of the following:

                        (i) A "SEVERANCE PAYMENT" equal to (a) one (1) year of Base Salary, less applicable taxes and withholdings, payable in twelve (12) equal monthly installments; and (b) continuation of Executive's group health benefits for a one (1)-year period following the date of termination, provided Company's insurance carrier allows for such benefits continuation. In the event Company's insurance carrier does not allow for such coverage continuation, Company agrees to pay the premiums required to continue Executive's group health care coverage for the 1-year period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that Executive elects to continue and remains eligible for these benefits under COBRA and does not obtain health coverage through another employer during this period.

                        (ii) Effective on the date of termination, Executive's right to purchase Warrant Shares shall accelerate with respect to fifty percent (50%) of the Warrant Shares unvested on the date of termination (provided that if such termination occurs within one hundred thirty-five (135) days prior to the date Company enters into an agreement for a Change of Control, then effective on the date Company enters into an agreement for a Change of Control, Executive's right to purchase Warrant Shares shall accelerate with respect to one hundred percent (100%) of the Warrant Shares). Further, Executive's rights to exercise the Warrant with respect to vested Warrant Shares shall continue for a period of one hundred forty (140) days following the date of Company's termination of Executive's employment; provided that, except as set forth in the previous sentence, vesting of Warrant Shares shall not continue during such 140-day period;

                        (iii) Effective on the date of termination, Company's right to repurchase Common Shares issued pursuant to the Purchase Agreement shall lapse with respect to fifty

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percent (50%) of the Common Shares which are unvested on the date of termination. Any remaining unvested Common Shares issued pursuant to the Purchase Agreement with respect to which Company's repurchase right does not lapse pursuant to the previous sentence shall remain outstanding subject to the terms of the Purchase Agreement for a period of one hundred thirty-five (135) days following the date of termination; provided that, except as set forth in the next sentence, vesting of such Common Shares shall not continue during such 135-day period. If Company enters into an agreement for a Change of Control on or before the end of such 135-day period, then effective on the date Company enters into an agreement for a Change of Control, Company's rights to repurchase the Common Shares issued pursuant to the Purchase Agreement shall lapse in full. If Company does not enter into an agreement for a Change of Control on or before the end of such 135-day period, Company may exercise its right to repurchase such unvested Common Shares pursuant to the Purchase Agreement and the period during which such repurchase right may be exercised pursuant to the Purchase Agreement shall commence on the 136th day following Executive's termination. If such termination occurs within twelve (12) months following a Change of Control, then Company's rights to repurchase the Common Shares issued pursuant to the Purchase Agreement shall lapse in full on the date of termination.

                        (iv) If such termination occurs prior to April 1, 2006 and within one hundred thirty-five (135) days prior to the date Company enters into an agreement for a Change of Control or within twelve (12) months following a Change of Control, the vesting of the IPO Option shall accelerate with respect to fifty percent (50%) of the unvested portion thereof on (A) with respect to a termination prior to the date Company enters into an agreement for a Change of Control, the date Company enters into an agreement for a Change of Control, or
(B) with respect to a termination within twelve (12) months following a Change of Control, the date of such termination; provided that if termination is for Good Reason, such accelerated vesting will occur only if Good Reason for such termination arises as a result of one of the events described in clause (ii) or
(iii) of Section 7.4(b) below.

                        (v) If such termination occurs within one hundred thirty-five (135) days prior to the date Company enters into an agreement for a Change of Control, then effective on the date Company enters into an agreement for a Change of Control, Executive shall be entitled to receive the Change of Control Bonus, subject to the limitations and reductions set forth in Section 4.4.

                  (b) Conditions Precedent to Severance Package. Company's obligations to provide, and Executive's rights to receive, the Severance Package are conditioned precedent upon: (i) Executive's compliance with all surviving provisions of this Agreement as specified in subsection 13.10 below; (ii) Executive's execution and delivery a full general, mutual release of all claims in substantially the form attached hereto as Exhibit A; and (3) Executive's agreement to act as a consultant for Company, without further compensation, for thirty (30) days following the termination of the employment relationship, if requested to do so by Company.

            7.2 Termination For Cause by Company/Voluntary Resignation By Executive. In the event Company terminates Executive's employment for Cause or Executive voluntarily resigns from his employment without Good Reason, (i) Executive will only be entitled to receive accrued and unpaid compensation and benefits through the date of termination and (ii) Company will be deemed to have provided to Executive the notice, if any, required by the Purchase Agreement for Company's exercise of its rights to repurchase all shares of Common Stock subject to repurchase rights in favor of Company. Executive will be entitled to receive no other compensation or benefits from Company including, without limitation, the Severance Package described in subsection 7.1(a) above.

            7.3 Termination For Disability or Death. In the event that, following Executive's relocation to California, Company terminates Executive's employment for (i) Executive's failure to perform the essential functions of Executive's position, with or without reasonable accommodation, due

                                      -5-
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to a mental or physical disability or (ii) Executive's death, Executive will be entitled to receive accrued and unpaid compensation and benefits through the date of termination. In addition, Executive's right to purchase Warrant Shares shall accelerate with respect to twenty-five percent (25%) of the Warrant Shares unvested on the date of termination, and Company's right to repurchase the Common Shares issued pursuant to the Purchase Agreement shall lapse with respect to twenty-five percent (25%) of the Common Shares which are unvested on the date of termination. Further, Executive's rights (or his estate's rights as the case may be) to exercise the Warrant with respect to vested Warrant Shares shall continue for a period of one hundred forty (140) days following the date of the termination of Executive's employment; provided that vesting of Warrant Shares shall not continue during such 140-day period. Executive will be entitled to receive no other compensation or benefits from Company including, without limitation, the Severance Package described in subsection 7.1(a) above.

            7.4 Definitions.

                  (a) "CAUSE" is defined as: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive's obligations or otherwise relating to the business of Company; (ii) Executive's material breach of this Agreement or any other agreement between Executive and Company; (iii) Executive's conviction or entry of a plea of nolo contendere for fraud or embezzlement, or any felony or crime of moral turpitude; or (iv) Executive's willful neglect of duties. In the case of subparts (i), (ii) and (iv), unless the deficiency cannot reasonably be cured, no Cause shall exist if Executive cures such deficiency within ten (10) business days after his receipt of notice from Company. Executive shall have an opportunity during any such 10-day period to appear before the Board, with his counsel, and present such evidence as he may deem appropriate. Any final decision that Cause exists, after notice and opportunity to present as described above, if applicable, shall be made only by a majority of the Board.

                  (b) "GOOD REASON" shall be deemed to exist following the occurrence of any of the following events: (i) a reduction in Executive's title or position or an assignment to Executive of operational authority or duties which are materially inconsistent with the usual and customary operational authority and duties of a person in Executive's position in similarly-situated companies, (ii) a reduction in Executive's Base Salary or Performance Bonus target or any failure to pay any compensation or benefits earned by Executive, provided that Good Reason shall not be deemed for such non-payment unless Executive provides written notice to Company thereof and following a reasonable cure period, or (iii) Company's requiring Executive to relocate to any place outside a fifty (50) mile radius of Company's current headquarters.

      8. No Conflict of Interest. During Executive's employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Executive's employment with Company. If the Board believes such a conflict exists during Executive's employment with Company, the Board may ask Executive to choose to discontinue the other work or resign employment with Company. If the Board believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board may ask Executive to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during Executive's employment with Company and during any period in which Executive is receiving payments from Company pursuant to this Agreement.

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      9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company's Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference (the "ASSIGNMENT AGREEMENT").

      10. Non-Solicitation; Non-Disparagement. Executive understands and agrees that Company's employees and customers and any information regarding Company employees and/or customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during his employment and for a period of one
(1) year after the termination of his employment, Executive will not, either directly or indirectly, separately or in association with others: (1) interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company; or (2) interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or attempting to hire any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company. Executive further agrees that he will not, directly or indirectly, engage during the one (1) year period after termination of his employment, in any defamatory, disparaging or critical communication with any other person or entity concerning the business, operations, services, marketing strategies, pricing policies, management, business practices, officers, directors, employees, attorneys, representatives, affiliates, agents affairs and/or financial condition of Company, its subsidiaries or affiliates. Company agrees that it will not, directly or indirectly, engage during the one (1) year period after termination of Executive's employment in any defamatory, disparaging or critical comments regarding Executive.

      11. Injunctive Relief. Executive acknowledges that his breach of the covenants contained in Sections 8, 9 or 10 would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

      12. Agreement to Arbitrate.

            12.1 Scope of Arbitration. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of Company.

            12.2 Arbitration Procedure. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

      13. General Provisions.

            13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Except with respect to certain transfers for estate planning purposes of Executives rights under the Warrant and the Purchase Agreement, in each case set forth therein, Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

            13.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

            13.3 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

            13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

            13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that he has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

            13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

            13.7 No Representations; Independent Counsel. Executive acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of Company or any agent thereof which is not set forth in this Agreement. Each of the parties acknowledges and agrees that Latham & Watkins LLP is counsel to Company and not to Executive and that Executive has had reasonable opportunity to consult with separate counsel with respect to the matters contained herein.

            13.8 Counterparts. This Agreement may be executed in any number of counterparts, provided, however, that each of such counterparts when taken together shall constitute one and the same agreement.

            13.9 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

            13.10 Survival. Sections 8 ("No Conflict of Interest"), 9 ("Confidentiality and Proprietary Rights"), 10 ("Non-Solicitation; Non-Disparagement"), 11 ("Injunctive Relief"), 12 ("Agreement to Arbitrate"), 13 ("General Provisions") and 14 ("Entire Agreement") of this Agreement shall survive any termination of this Agreement and Executive's employment with Company.

            14. Entire Agreement. This Agreement, the Assignment Agreement, the Warrant and the Purchase Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including, without limitation, the Original Agreement. This Agreement may be amended, modified or waived only in a writing signed by Executive and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. Any amendment, waiver or modification not effected in accordance with the Section 14 shall be null and void. In the event of a conflict between the terms of the Warrant or the Purchase Agreement and this Agreement, the terms of this Agreement shall control.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

                                         JEFF LUNSFORD


Dated: July 21, 2004                     /s/ Jeff Lunsford
       ______________________            ________________________________
                                         Jeff Lunsford



                                         ADDRESS: c/o 10182 Telesis Court, 6th
                                                  Floor
                                                  _______________________

                                                  San Diego CA 92121
                                                  _______________________


                                         WEBSIDESTORY, INC.


Dated: July 21, 2004                     By: /s/ Tom Willardson
       ______________________                ____________________________

                                         Name: Tom Willardson
                                               __________________________

                                         Title: CFO
                                                _________________________

                                         ADDRESS: 10182 Telesis Court, 6th Floor
                                                  San Diego, CA 92121



      SIGNATURE PAGE TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT




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                                    EXHIBIT A

                        FORM OF GENERAL RELEASE OF CLAIMS

GENERAL RELEASE. Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company's employees, officers, directors, shareholders, agents, successors and assigns (collectively, "RELEASED PARTIES"), and Company unconditionally, irrevocably and absolutely releases and discharges Executive, from all claims related in any way to Executive's employment with Company, or termination there from, to the fullest extent permitted by law, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive's relationship with Company, whether as an employee, officer, director or shareholder. Notwithstanding the foregoing, nothing in this release shall in any way constitute a release or waiver to Executive's rights to any payments due to him under the Amended and Restated Executive Employment Agreement entered into effective as of July 21, 2004 by and between Company and Executive, and Executive's rights to purchase securities under the Common Stock Purchase Agreement and the Warrant to Purchase Series D Preferred Stock, each between Executive and Company and dated as of April 1, 2003. This release is intended to have the broadest possible application to claims in respect of Company and Executive, and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), and all claims for attorneys' fees, costs and expenses. Each of Company and Executive expressly waive its or his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Company or Executive, or on Company's or Executive's behalf, related in any way to the matters released herein.

CALIFORNIA CIVIL CODE SECTION 1542 MUTUAL WAIVER. Executive and Company expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      If Executive is 40 years of age or older, Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that the waiver and release is knowing and voluntary. Company and Executive agree that the waiver and release does not apply to any rights or claims that may arise under the ADEA after the date of termination of Executive's employment with Company. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. Executive further acknowledges that he has been advised by Company in writing that (a) he should consult with an attorney prior to executing this release; (b) he has twenty-one (21) days within which to consider this release; (c) he has seven (7) days following the execution of this release by the parties to revoke this release (the "REVOCATION PERIOD"); and (d) this release shall not be effective until the Revocation Period has expired without Executive revoking or purporting to revoke this release or any other provision of this release. Executive hereby agrees to waive

         EXHIBIT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

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the additional twenty-one (21) day period to review and consider this release, to which Executive would otherwise be entitled.

REPRESENTATION CONCERNING FILING OF LEGAL ACTIONS. The parties represent that, as of the date of this Agreement, they have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against each other or any of the other Released Parties in any court or with any governmental agency. The parties further agree that, to the fullest extent permitted by law, they will not prosecute, nor allow to be prosecuted on their behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of each other related in any way to the matters discharged herein.

         EXHIBIT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT